EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Helen M. Wilson
                  (441) 299-9283

Media Contact:  Wendy Davis Johnson
                (441) 299-9347

                                             ACE INCREASES PRESENCE AT LLOYD'S
                                ACQUISITION OF TARQUIN LIMITED WILL STRENGTHEN
                                    AVIATION, MARINE AND SPECIALTY P & C LINES

HAMILTON, Bermuda, June 16, 1998 - ACE Limited (NYSE: ACL) and Tarquin Limited announced today that they have executed a definitive agreement for the acquisition of Tarquin by ACE. Tarquin is a UK-based holding company which owns Lloyd's managing agency Charman Underwriting Agencies Ltd. ("CUA"), and Tarquin Underwriting Limited ("TUL"), its corporate capital provider. ACE is the largest managing agency group in the Lloyd's market in terms of capacity under a single management. Upon completion of the acquisition, ACE will manage approximately 9.3 percent of the total underwriting capacity at Lloyd's.

Under the agreement, ACE expects to issue approximately 14.3 million ordinary shares, subject to adjustment, to the shareholders of Tarquin and it is anticipated that the transaction will be accounted for on a "pooling of interests" basis. Closing is subject to regulatory approval and other customary closing conditions and should be completed by the end of July 1998. The combined entities are expected to incur approximately $60 million of non-recurring and transaction-related expenses.

The Charman syndicates 488 and 2488 are leading international underwriters of short-tail marine, aviation, political risk and specialty property-casualty insurance and reinsurance. The acquisition will complement ACE's existing Lloyd's businesses and enhance ACE's already leading position in both aviation and marine underwriting.

John Charman, Tarquin's managing director, will become chief executive officer of ACE UK. Leslie Goodman, currently chief executive officer of ACE UK, will assume the role of chief executive of a strategic development unit within the ACE group of companies.

William Loschert, chairman of ACE UK, commented: "Tarquin's substantial international presence, especially in marine, specialty property-casualty insurance and reinsurance, complements and extends our current strengths while expanding our access to major global corporate clients. The addition of these new syndicates, together with our previously announced restructuring, positions us to take maximum advantage of the many opportunities in the Lloyd's and international specialty markets."

John Charman, managing director of Tarquin, added: "We relish the opportunity to build on our past successes as separate companies and are committed to developing an even more formidable business in Lloyd's . Our valued international clients will benefit from the financial strength and flexibility of ACE as well as the broader product lines and global servicing that will become available to them. We are delighted that we will become an integral part of such a talented, progressive and successful insurance and reinsurance group."

Brian Duperreault, chairman, president and chief executive officer of ACE, said: "This acquisition affords ACE the opportunity to acquire a highly-respected, successful, innovative team including some of Lloyd's most talented management and underwriters. This will make ACE one of Lloyd's largest providers of corporate capital and underscores ACE's commitment to developing its business in the UK and international markets. We look forward to working with John Charman and the rest of the Tarquin team as we continue to build ACE's global business."

The ACE group of companies provides insurance and reinsurance for a diverse group of international clients. Operating subsidiaries are based in Bermuda, the United States, the United Kingdom (Lloyd's) and the Republic of Ireland. At March 31, 1998, ACE Limited had approximately $2.8 billion in shareholders' equity and approximately $7.0 billion in assets. In April 1998, ACE sold 16.5 million ordinary shares for total proceeds of approximately $600 million which increased ACE's shareholders' equity to approximately $3.4 billion.

Attached as Appendix I is U.S. GAAP summary financial information of Tarquin Limited for the year ended December 31, 1997.

                                    (tables to follow)

 Appendix I

                                      Tarquin Limited
                               Summary Financial Information
                                     (U.S. GAAP basis)
                                  (in thousands of U.S.$)

                                 Consolidated Balance Sheet
                                   As at December 31, 1997

Assets
     Investments and cash . . . . . . . . . . . . . . . . . . . . . . $328,843
     Insurance balances receivable. . . . . . . . . . . . . . . . . .  117,427
     Reinsurance recoverables . . . . . . . . . . . . . . . . . . . .  177,377
     Other assets. . . . . . .. . . . . . . . . . . . . . . . . . . .  109,934
                                                                      --------
                                                                      $733,581
                                                                      --------
Liabilities
     Losses and loss expenses . . . . . . . . . . . . . . . . . . . . $305,419
     Unearned premiums. . . . . . . . . . . . . . . . . . . . . . . .   87,526
     Other liabilities. . . . . . . . . . . . . . . . . . . . . . . .  139,992
                                                                      --------
                                                                      $532,937
                                                                      --------
Shareholders' equity . . . . . . . . . . . . . . . . . . . . . . . .  $200,644
                                                                      --------
                                                                      $733,581
                                                                      ========

                          Consolidated Statement of Income
                        For the year ended December 31, 1997

Revenues
     Gross premiums written . . . . . . . . . . . . . . . . . . . . . $290,862
                                                                      --------
     Net premiums written . . . . . . . . . . . . . . . . . . . . . . $215,906
                                                                      --------

     Net premiums earned  . . . . . . . . . . . . . . . . . . . . . . $223,193
     Net investment income  . . . . . . . . . . . . . . . . . . . . .   19,835
     Other income . . . . . . . . . . . . . . . . . . . . . . . . . .   13,398
                                                                      --------
                                                                      $256,426
Expenses
     Losses and loss expenses . . . . . . . . . . . . . . . . . . . . $113,811
     Acquisition costs. . . . . . . . . . . . . . . . . . . . . . . .   48,934
     Other expenses . . . . . . . . . . . . . . . . . . . . . . . . .   18,209
                                                                      --------
                                                                      $180,954

Income before taxes . . . . . . . . . . . . . . . . . . . . . . . . . $ 75,472

Income tax expense. . . . . . . . . . . . . . . . . . . . . . . . . . $ 25,895
                                                                      --------
Net Income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . $ 49,577
                                                                      ========

                                           # # #